Astec Industries, Inc.
Press Release

  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER RESULTS

CHATTANOOGA, Tenn. (July 23, 2007) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter ended June 30, 2007.

Net income for the second quarter of 2007 was $0.83 per diluted share compared to $0.56 per diluted share for the second quarter of 2006 for a 48.2% increase.

Revenues for the second quarter of 2007 were $226.4 million compared with $191.3 million for the second quarter of 2006 for an 18.3% increase.  Domestic sales accounted for $156.6 million during the second quarter of 2007 compared to $137.8 million during the second quarter of 2006.  International sales accounted for $69.8 million of revenues during the second quarter of 2007 compared to $53.5 million during the second quarter of 2006.  The Company reported net income of $18.5 million for the second quarter of 2007 compared to net income of $12.4 million for the second quarter of 2006 for an increase of 49.2%.  The Company’s backlog at June 30, 2007 was $228.9 million compared to $121.7 million at June 30, 2006 for an 88.1% increase.

Consolidated financial statements for the second quarter ended June 30, 2007 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are pleased with the second quarter gross  margins of 26.0%, S,G,A&E expenses declining to 13.4% of sales and net income increasing 49.2% for the second quarter of 2007.  The initiatives implemented by the Company to increase gross margins resulted in a 120 basis point improvement in the second quarter of 2007 compared to the second quarter of 2006.  We will continue to focus on these initiatives and will monitor inflation closely and take the necessary actions to maintain or improve margins.”

“We believe that our increase in sales reflects a strong economy, an overwhelming need for road improvements resulting in state initiatives to increase funding, market acceptance of new products, improving market share, increasing sales of recycling equipment and strong international sales. The international demand has steadily increased throughout 2007 which should be indicative of strong international sales for the third and fourth quarter of 2007 compared to 2006.”

Investor Conference Call and Web Simulcast

    Astec will conduct a conference call on July 23, 2007, at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

 The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/www/docs/100, Conference Calls Section.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Monday, July 30, 2007 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 248236.  A transcription of the conference call will be made available under the Investor Relation section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for the third and fourth quarters and future generally, the ability to maintain or improve margins, the economy, the need for road improvements, the state initiatives to increase funding, the market’s acceptance of new products, the Company’s improving market share, the increase in sales of recycling equipment and international sales.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, downturns in the general economy or the commercial construction industry, cyclical nature of the commercial, construction industry and the customization of the equipment the Company sells,  increases in the price of oil or decreases in the availability of oil, increases in the price of raw materials, a failure to comply with covenants in the Company’s credit agreement, contingent liability for certain customer debt, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway construction and maintenance, managing and expanding in international markets, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2006.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Secretary / Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2007	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$72,166	$22,015
Receivables, net	81,984	79,474
Inventories	166,663	151,059
Prepaid expenses and other	14,073	11,854
Total current assets	334,886	264,402
Property and equipment, net	121,426	105,183
Other assets	31,527	24,884
Total assets	$487,839	$394,469
Liabilities and shareholders' equity
Current liabilities
Accounts payable - trade	$47,679	$43,329
Other accrued liabilities	73,129	57,230
Total current liabilities	120,808	100,559
Other non-current liabilities	20,673	15,759
Minority interest in consolidated subsidiary	778	559
Total shareholders' equity	345,580	277,592
Total liabilities and shareholders' equity	$487,839	$394,469

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Net sales	$226,414	$191,262	$441,976	$376,986
Cost of sales	167,471	143,835	328,660	284,407
Gross profit	58,943	47,427	113,316	92,579
Selling, general, administrative & engineering expenses	30,318	27,227	60,848	54,967
Income from operations	28,625	20,200	52,468	37,612
Interest expense	201	417	616	847
Other income, net of expenses	714	136	1,400	401
Income before income taxes and minority interest	29,138	19,919	53,252	37,166
Income taxes	10,584	7,512	19,330	13,859
Minority interest in earnings	49	42	83	45
Net income	$18,505	$12,365	$33,839	$23,262

Earnings per Common Share
Net income
Basic	$0.85	$0.58	$1.55	$1.09
Diluted	$0.83	$0.56	$1.52	$1.06

Weighted average common shares outstanding
Basic	21,879,134	21,424,731	21,762,265	21,314,446
Diluted	22,400,284	22,044,210	22,298,140	21,975,519

Certain amounts for 2006 have been reclassified to conform with the 2007 presentation.

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended June 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	66,638	88,993	40,390	30,393	-	226,414
2006 Revenues	48,218	77,598	37,884	27,562	-	191,262
Change $	18,420	11,395	2,506	2,831	-	35,152
Change %	38.2%	14.7%	6.6%	10.3%	-	18.4%

2007 Gross Profit	18,056	22,866	10,721	7,315	(15)	58,943
2007 Gross Profit %	27.1%	25.7%	26.5%	24.1%	-	26.0%
2006 Gross Profit	12,265	19,372	9,406	6,299	85	47,427
2006 Gross Profit %	25.4%	25.0%	24.8%	22.9%	-	24.8%
Change	5,791	3,494	1,315	1,016	(100)	11,516

2007 Profit	11,718	12,330	5,748	2,279	(13,630)	18,445
2006 Profit	6,491	9,184	5,164	2,137	(10,734)	12,242
Change $	5,227	3,146	584	142	(2,896)	6,203
Change %	80.5%	34.3%	11.3%	6.6%	(27.0%)	50.7%

Certain amounts for 2006 have been reclassified to conform with the 2007 presentation.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

		For the three months ended June 30
			2007	2006
Total profit for all segments			$18,445	$12,242
Minority interest earnings of subsidiary			(49)	(42)
Recapture of intersegment profit			109	165
Consolidated net income			$18,505	$12,365

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the six months ended June 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	131,647	171,337	84,339	54,653	-	441,976
2006 Revenues	103,950	148,859	74,237	49,940	-	376,986
Change $	27,697	22,478	10,102	4,713	-	64,990
Change %	26.6%	15.1%	13.6%	9.4%	-	17.2%

2007 Gross Profit	35,983	43,745	20,902	12,711	(25)	113,316
2007 Gross Profit %	27.3%	25.5%	24.8%	23.3%	-	25.6%
2006 Gross Profit	26,833	36,558	18,664	10,545	(21)	92,579
2006 Gross Profit %	25.8%	24.6%	25.1%	21.1%	-	24.6%
Change	9,150	7,187	2,238	2,166	(4)	20,737

2007 Profit	23,171	22,705	11,225	3,292	(26,740)	33,653
2006 Profit	14,783	17,166	10,096	2,438	(21,156)	23,327
Change $	8,388	5,539	1,129	854	(5,584)	10,326
Change %	56.7%	32.3%	11.2%	35.0%	(26.4%)	44.3%

Certain amounts for 2006 have been reclassified to conform with the 2007 presention.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

		For the six months ended June 30
			2007	2006
Total profit for all segments			$33,653	$23,327
Minority interest in earnings of subsidiary			(83)	(45)
Recapture (elimination) of intersegment profit			269	(20)
Consolidated net income			$33,839	$23,262

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
June 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Backlog	101,373	100,892	11,856	14,730	-	228,851
2006 Backlog	40,772	63,926	2,216	14,736	-	121,650
Change $	60,601	36,966	9,640	(6)	-	107,201
Change %	148.6%	57.8%	435.0%	(0.0%)	-	88.1%